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                                                                    EXHIBIT 10.8

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective as of the 22nd day of June, 2001, by and between HIGH SPEED ACCESS CORP., a Delaware corporation (the "Company"), and DANIEL J. O'BRIEN, an individual ("Executive").

         RECITAL:

         WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of November 10, 2000 (the "Original Agreement"); and

         WHEREAS, the Company and Executive desire to amend and restate in its entirety the Original Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the parties hereto as follows:

         1. EMPLOYMENT. The Company hereby employs Executive and Executive accepts employment by the Company and agrees to serve the Company, upon the terms and conditions hereinafter set forth.

         2. DUTIES. Executive shall be employed by the Company as its President and Chief Executive Officer. Executive's duties will be commensurate with those customarily performed by one with such titles and positions at a company similarly situated to the Company. So long as he is employed hereunder, Executive agrees to devote his full business time and energy to the business and affairs of the Company, to perform his duties hereunder to the best of his ability and at a level of competency consistent with the position occupied, to act on all matters in a manner he reasonably believes to be in and not opposed to the best interests of the Company, to use his best efforts, skill and ability to promote the profitable growth of the Company, and to perform such other duties, consistent with duties customarily performed by one with such title and position at a company similarly situated to the Company, as may be assigned to him by the Company's Chairman or by the Company's Board of Directors (the "Board") from time to time.

         3. COMPENSATION AND BENEFITS. For all services rendered by Executive, the Company shall pay compensation and provide benefits to Executive as follows:

               A. BASE SALARY. The Company shall pay Executive a base salary of $41,667 per month commencing on October 1, 2000. Such base salary, together with any increases the Board may grant from time to time, is referred to in this Agreement as "Base Salary." The Base Salary shall be subject to annual review by the Compensation Committee of the Board. Such Base Salary



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shall be subject to applicable tax withholding and shall be paid in accordance with normal Company payroll practices.

               B. CASH BONUSES. Pursuant to the Original Agreement, Executive received a cash bonus of $250,000 on October 1, 2000 and a cash bonus of $250,000 in April 2001. In each succeeding year during which Executive shall be employed by the Company, Executive shall be entitled to receive a cash bonus (the "Incentive Bonus") in an amount up to fifty percent (50%) of Executive's then Base Salary based upon Executive's and the Company's achievement of specific predetermined goals concerning the financial performance of the Company during the Company's preceding fiscal year, as established annually by the Board or the compensation committee thereof, after consultation with Executive. The Incentive Bonus, if payable, shall be paid to Executive within 90 days following the end of the fiscal year of the Company; provided, however, if Executive's employment with the Company is terminated on or before the date such Incentive Bonus is payable, such Incentive Bonus shall not be payable to Executive, except as provided in Section 5 of this Agreement.

               C. BUSINESS EXPENSES. The Company shall reimburse Executive for his reasonable direct out-of-pocket ordinary and necessary expenses, if any, incurred by Executive in the performance of his services hereunder and for which Executive properly accounts in accordance with the Company's regulations and procedures in effect from time to time.

               D. VACATION. Executive shall be entitled to four (4) weeks paid vacation during each twelve (12) month period of Executive's employment with the Company. Executive shall be entitled to carry over unused vacation from one year to the next succeeding year.

               E. LIFE INSURANCE. The Company shall purchase and maintain, so long as Executive is employed with the Company, a term life insurance policy on the life of Executive in the amount of Two Million Dollars ($2,000,000), which policy shall name Executive's spouse or estate, as beneficiary. At the termination of Executive's employment, Executive shall have the right to elect to have the Company assign the term life insurance policy to Executive. Should the Executive exercise the right to assign, Executive shall thereafter be responsible for all premium payments under the policy.

               F. REIMBURSEMENT OF CERTAIN EXPENSES. The Company shall reimburse Executive up to Five Thousand Dollars ($5,000) per year for financial and tax planning expenses incurred by Executive for which Executive properly accounts in accordance with the Company's regulations and procedures in effect from time to time.

               G. ADDITIONAL BENEFITS. Executive shall be entitled to participate, on the same terms and conditions as other executive officers of the Company generally, in any and all employee retirement, medical, life and disability insurance, and other benefits plans and perquisites as may be established and in effect from time to time and made available to executive officers and/or employees of the Company.



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               H. OPTION GRANTS. Pursuant to the Original Agreement and the 1999
Agreement (as defined in Section 10.C hereof) Executive has received options under the Company's 1999 Stock Option Plan (the "Plan") to purchase 850,000 shares of the Company's common stock ("Common Stock") at an exercise price of $2.88 per share and to purchase 750,000 shares of Common Stock at an exercise price of $17.63 per share. Subject to Executive's continued employment with the Company, Executive will receive options under the Plan to purchase 100,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like) on each of October 1, 2001 and October 1, 2002. Each option granted to Executive under this Section 3.H shall have an exercise price equal to the fair market value per share of the Common Stock on the date of grant as determined under the Plan. The option grants made to Executive hereunder will be made under and subject to the terms of the Plan and will vest in accordance with the terms of the Plan. To the extent any of the options granted to Executive hereby can, by the terms set forth herein and in the Plan, qualify as incentive stock options under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Executive and the Company intend that the same shall be treated as incentive stock options, and to the extent any or all of the options cannot qualify as incentive stock options under the Code, Executive and the Company intend that the same shall be treated as nonstatutory options.

               I. RESTRICTED STOCK GRANT. Pursuant to the Original Agreement, Executive received 200,000 shares of restricted stock of the Company. Subject to the receipt of any necessary approvals by the shareholders of the Company, the Company and Executive shall enter into a restricted stock agreement, substantially in the form attached here to as Exhibit A, providing for the issuance to Executive of 1,000,000 shares of the Company's Common Stock, which will vest over a 33 month period as provided in such restricted stock agreement.

               J. ACCELERATED VESTING OF OPTIONS. Notwithstanding the provisions of any stock option or restricted stock plan or agreement to the contrary, if following a Change in Control (as defined in Section 6), Executive's employment is terminated by the Company involuntarily and without Cause (as defined in Section 6) or a Constructive Termination (as defined in Section 6) occurs, all options to purchase shares of Common Stock of the Company granted to Executive under the Company's 1999 Stock Option Plan shall immediately vest and become exercisable, and all restrictions on any restricted stock granted to Executive shall immediately lapse.

         4. AT WILL EMPLOYMENT. Executive's employment with the Company will be terminable at will, as defined under applicable law. The employment at will relationship to exist between the Company and Executive allows either the Company or Executive to end the employment relationship at any time, with or without cause. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in Section 5 of this Agreement, and as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.



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         5. SEVERANCE PAYMENTS.

               A. DEATH, DISABILITY, VOLUNTARY RESIGNATION; TERMINATION FOR CAUSE. If Executive's employment terminates as a result of Executive's death or Disability, or by reason of Executive's voluntary resignation (voluntary resignation shall not include a Constructive Termination), or if the Executive is terminated for Cause, except as set forth in Section 7 of this Agreement, Executive shall not be entitled to receive severance or other benefits except for those, if any, as may then be established for such a termination under the Company's then existing severance and benefits plans and policies at the time of such termination. "Disability" shall mean that Executive has been unable to perform his duties as an executive as the result of his incapacity due to physical or mental illness, such inability continues for at least ninety (90) days, and such disability is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld).

               B. INVOLUNTARY OR CONSTRUCTIVE TERMINATION. If at any time during the term of this Agreement, other than following a Change in Control, the Company terminates the employment of Executive involuntarily and without Cause or a Constructive Termination occurs, then Executive shall be entitled to receive the following: (A) Base Salary and vacation accrued through the Termination Date plus continued Base Salary for a period of twenty-four (24) months following the Termination Date (the "Severance Period"), payable in accordance with the Company's regular payroll schedule as in effect from time to time, (B) a bonus payment of $500,000, representing two times the amount of the bonus paid to Executive in April 2001 for fiscal year 2000, (C) continuation of group health benefits pursuant to the Company's standard programs as in effect from time to time (or continuation of substantially similar benefits, through a third party carrier, at the Company's election), for a period of not less than eighteen (18) months (or such longer period as may be required by COBRA), provided that Executive makes the necessary conversion, (D) the right to exercise for one year following the Termination Date (or such longer period as may be provided in the applicable stock option plan or agreement) all outstanding stock options held by Executive but only to the extent such options were vested as of the Termination Date; and (E) no other compensation, severance or other benefits. Notwithstanding the foregoing, however, if Executive violates the non-competition agreement set forth in Section 7 of this Agreement during the twelve (12) month period following the Termination Date, the Company shall not be required to continue to pay the salary or bonus specified in clause (A) or (B) hereof for any period following the Termination Date, and in such event Executive shall be obligated to repay to the Company any amounts previously received pursuant to clause (A) or (B) hereof, to the extent the same relate to any period following the Termination Date.

               C. TERMINATION BY THE COMPANY FOLLOWING A CHANGE IN CONTROL. If at any time during the term of this Agreement and following a Change in Control, the Company terminates the employment of Executive involuntarily and without Cause or a Constructive Termination occurs, then Executive shall be entitled to receive the following: (A) Base Salary and vacation accrued through the Termination Date plus continued Base Salary for a period of twenty-four (24) months following the Termination Date (the "Severance Period"), payable in accordance with the


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Company's regular payroll schedule as in effect from time to time; (B) a bonus payment of $500,000, representing two times the amount of the bonus paid to Executive in April 2001 for fiscal year 2000; (C) continuation of group health benefits pursuant to the Company's standard programs as in effect from time to time(or continuation of substantially similar benefits, through a third party carrier, at the Company's election), for a period of not less than eighteen (18) months (or such longer period as may be required by COBRA), provided that Executive makes the necessary conversion; (D) the right to exercise for one year following the Termination Date (or such longer period as may be provided in the applicable stock option plan or agreement) all outstanding stock options held by Executive; (D) an offsite office and secretarial support paid for by the Company for a period of twelve (12) months after the Termination Date; and (F) no other compensation, severance or other benefits. Notwithstanding the foregoing, however, if Executive violates the noncompetition agreement set forth in Section 7 of this Agreement during the Severance Period, the Company shall not be required to continue to pay the salary or bonus specified in clause (A) or (B) hereof for any period following the Termination Date, and in such event Executive shall be obligated to repay to the Company any amounts previously received pursuant to clause (A) or (B) hereof, to the extent the same relate to any period following the Termination Date.

               D. TERMINATION BY THE EXECUTIVE FOLLOWING A CHANGE IN CONTROL. In the event Executive's employment is not terminated by the Company during the first twelve (12) months following a Change in Control, Executive may terminate this Agreement upon 60 days notice to the Company during the period beginning on the first anniversary of the Change in Control and ending on the 60th day following such first anniversary. In the event Executive elects to so terminate this Agreement, then Executive shall be entitled to receive the following: (A) Base Salary and vacation accrued through the Termination Date plus continued Base Salary for a period of twenty-four (24) months following the Termination Date (the "Severance Period"), payable in accordance with the Company's regular payroll schedule as in effect from time to time; (B) a bonus payment of $500,000, representing two times the amount of the bonus paid to Executive in April 2001 for fiscal year 2000; (C) continuation of group health benefits pursuant to the Company's standard programs as in effect from time to time (or continuation of substantially similar benefits, through a third party carrier, at the Company's election), for a period of not less than eighteen (18) months (or such longer period as may be required by COBRA), provided that Executive makes the necessary conversion; (D) the right to exercise for one year following the Termination Date (or such longer period as may be provided in the applicable stock option plan or agreement) all outstanding stock options held by Executive;
(E) an offsite office and secretarial support paid for by the Company for a period of twelve (12) months after the Termination Date; and (F) no other compensation, severance or other benefits. Notwithstanding the foregoing, however, if Executive violates the noncompetition agreement set forth in Section 7 during the Severance Period, the Company shall not be required to continue to pay the salary or bonus specified in clause (A) or (B) hereof for any period following the Termination Date, and in such event Executive shall be obligated to repay to the Company any amounts previously received pursuant to clause (A) or (B) hereof, to the extent the same relate to any period following the Termination Date.

         6. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:



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               A. TERMINATION FOR CAUSE. "Termination for Cause" means
termination of Executive's employment by the Company due to:

                  (i) A material breach by Executive of any of the terms of Sections 7 or 8 of this Agreement; or

                  (ii) A determination by the Board, acting in good faith and with reasonable justification, that Executive's performance in his position as President and Chief Executive Officer of the Company has been unsatisfactory, after first having given written notice to Executive that his performance has been unsatisfactory (which notice shall set forth in reasonable detail the nature of the unsatisfactory performance), and Executive having failed to cure such unsatisfactory performance within thirty (30) days thereafter to the reasonable satisfaction of the Board; or

                  (iii) The conviction of a felony, or a crime involving moral turpitude; or

                  (iv) Willful misconduct, dishonesty or fraud on Executive's part in connection with the performance of any of his duties under this Agreement.

               B. INVOLUNTARY TERMINATION. "Involuntary Termination" shall mean involuntary termination of Executive's employment at the will of the Company without Cause.

               C. CONSTRUCTIVE TERMINATION. "Constructive Termination" shall mean a material reduction in Executive's overall responsibilities, duties or Base Salary or benefits as in effect immediately prior to such reduction, and Executive's decision to terminate his employment with the Company no more than sixty (60) days following such change (provided, however, that such sixty (60) day period shall apply with respect to each successive change if there shall be more than one such change) and after at least fifteen (15) days written notice to the Company of Executive's intent to terminate. Notwithstanding the foregoing, insofar as Executive reports to either the Chief Executive Officer or the Chief Operating Officer of an acquiror of the Company subsequent to a Change in Control, such Change in Control shall not constitute a Constructive Termination under this Section 6.C.


               D. CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if:

                  (i) For so long as any Control Shareholder or any of its affiliates shall remain the "Beneficial Owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of securities of the Company that represent 20% or more of the total voting power represented by the Company's then outstanding voting securities, a "Change in Control" shall be deemed to have occurred if:


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                           (a) Any "Person" (as such term is used in Sections
                  13(d) and 14(d) of the Exchange Act, but excluding the Control Shareholder or any of its affiliates other than an Excluded Affiliate) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's outstanding voting securities;

                           (b) The consummation of the sale or disposition by
                  the Company of all or substantially all of the Company's assets;

                           (c) The consummation of a merger or consolidation of
                  the Company with any other corporation, other than a merger or consolidation [x] which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 70% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or [y] in which Control Shareholder or any of its affiliates would continue to be the Beneficial Owner of securities representing at least 20% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation and no other Person would be the Beneficial Owner of securities that represent 20% or more of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

                           (d) The Board adopts a resolution to the effect
                  that, for purposes of this Agreement, a Change in Control has occurred; or

                           (e) Notwithstanding the provisions of paragraph
                  (c) above, the consummation of a merger or consolidation of the Company with an Excluded Affiliate or any entity in which an Excluded Affiliate beneficially owns, directly or indirectly, 50% or more of the total voting power of the outstanding securities or the equity interests.

                  (ii) At any time on or after the date Control Shareholder or any of its affiliates no longer is the Beneficial Owner of securities of the Company that represent 20% or more of the total voting power represented by the Company's then outstanding voting securities, a Change in Control shall be deemed to have occurred if:

                           (a) any "Person," (as such term is used for purposes
                  of Section 13(d) or 14(d) of the Exchange Act) (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or
                  (C) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act),



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                  directly or indirectly, of securities of the Company
                  representing 25% or more of the combined voting power of the Company's then outstanding securities;

                           (b) during any period of twenty-four months (not
                  including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 6.D(ii)(a), (c) or (d) hereof, (B) a director nominated by any Person who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities other than a Control Shareholder) cease for any reason to constitute at least a majority thereof;

                           (c) the stockholders of the Company approve any
                  transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person holds 20% or more of the combined voting power of the then-outstanding securities of the Company or such surviving entity;

                           (d) the stockholders of the Company approve a plan of
                  complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                           (e) the Board adopts a resolution to the effect that,
                  for purposes of this Agreement, a Change in Control has occurred.

Notwithstanding the foregoing provisions of (i) and (ii) above, the offer and sale of up to approximately $125 million of preferred stock by the Company in a private placement shall not constitute a Change in Control for purposes of this Agreement.

                  E. CONTROL SHAREHOLDER. "Control Shareholder" shall mean any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, that, as of the date of this Agreement, is the Beneficial Owner directly or indirectly of securities of the Company representing




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25% or more of the combined voting power of the Company's outstanding securities, and any affiliates thereof.

                  F. TERMINATION DATE. "Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, sixty (60) days after the Company provides notice to Executive of the determination that a Disability exists;
(iii) if this Agreement is otherwise terminated by the Company, the termination date specified in the notice of termination given by the Company to Executive;
(iv) if the Agreement is terminated by Executive, the termination date specified in the notice of termination given by Executive to the Company; or (v) if this Agreement expires by its terms, then the last day of the term of this Agreement.

                  G. EXCLUDED AFFILIATE. "Excluded Affiliate" means any affiliate of the Control Shareholder on the date of this Agreement which on the date of this Agreement was filing reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         7. COVENANTS NOT TO SOLICIT OR COMPETE

                  A. NON-COMPETITION. Executive agrees that, during the Noncompete Period (as defined in Section 7), he shall not in any manner, directly or indirectly or by assisting others, as a supervisor, administrator, executive, senior or management level employee, owner, proprietor, shareholder, director, consultant or otherwise, engage in any business which provides high speed internet access, IP telephony or similar services which are the same or essentially the same as the business of the Company as its primary business (including, by way of example @Home, ISP Channel and RoadRunner); provided that Executive shall not be restricted from owning less than five percent (5%) of the outstanding shares of a company whose shares are publicly traded; notwithstanding the foregoing, the noncompetition provisions of this Section 7.A shall not apply to Executive in the event Executive's employment is terminated for Cause unless the Company, by action of the Compensation Committee of the Board, elects to pay Executive his Base Salary for a period of twelve (12) months following the Termination Date.

                  B. NON-SOLICITATION. Executive agrees that, during the Noncompete Period, he shall not (other than in the regular course of the Company's business), solicit, directly or indirectly, business of the type then being performed by the Company from any person, partnership, corporation or other entity which [a] is a customer of the Company at the time Executive's employment with the Company terminates, or [b] was such a customer within the two-year period immediately prior thereto, for the purposes of providing products or services that are competitive with those provided by the Company.

                  C. NON-INDUCEMENT. Executive agrees that for the period he is employed by the Company and for a one year period immediately following the termination of his employment with the Company for any reason whatsoever, he shall not directly or indirectly, individually or on behalf


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of persons not parties to this Agreement, aid or endeavor to solicit or induce any of the Company's employees to leave their employment with the Company in order to accept employment with Executive or another person, partnership, corporation or other entity.

                  D. NONCOMPETE PERIOD. For purposes of this Section 7, the Noncompete Period shall mean a period commencing on the date hereof and continuing for the greater of (i) twelve (12) months following the Termination Date or (ii) any Severance Period.

                  E. INJUNCTIVE RELIEF; ENFORCEABILITY. Executive agrees that the Company may not be adequately compensated by damages for a breach by Executive of any of the covenants contained in this Section 7, and that, in addition to all other remedies, the Company shall be entitled to injunctive relief and specific performance. In such event, the periods of time referred to in this Section 7 shall be deemed extended for a period equal to the respective period during which Executive is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof. The covenants contained in this Section 7 shall be construed as separate covenants, and if any court shall finally determine that the restraints provided for in any such covenants are too broad as to the geographic area, activity or time covered, said area, activity or time covered may be reduced to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time and Executive expressly agrees that this Agreement, as so amended, shall be valid and binding.

         8. PROPRIETARY RIGHTS.

                  A. RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during the term of his employment and thereafter, Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (as defined below), except as such disclosure, use or publication may be required in connection with his work for the Company, or unless the Chairman or the Board expressly authorizes such in writing. Executive shall and hereby does assign to the Company any rights he may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights and all other rights throughout the world in connection therewith. The term "Proprietary Information" shall mean trade secrets, confidential knowledge, data or any other proprietary information of the Company which the Company treats as confidential with respect to the general public. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, trade secrets, ideas, processes, formulas, data, programs, other words of authorship, know-how, improvements, discoveries, developments, designs and techniques relating to the business or proposed products of the Company and which were learned or discovered by Executive during the term of his employment with the Company; and (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers which were learned or discovered by him during the term of his employment with the Company, and information regarding the compensation of other employees of the Company. For purposes of this Agreement,


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the term "Proprietary Information" shall not include information that Executive can show by competent proof (i) was known to Executive prior to disclosure by the Company; (ii) was generally known to the public at the time the Company disclosed the information to Executive; (iii) became generally known to the public after disclosure by the Company through no act or omission of Executive; or (iv) was disclosed to Executive by a third party having a bona fide right both to possess the information and to disclose it to Executive.

                  B. THIRD PARTY INFORMATION. Executive understands, in addition, that the Company may from time to time receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of his employment and thereafter, Executive will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized by the Chairman of the Company in writing.

                  C. RETURN OF COMPANY DOCUMENTS. When Executive leaves the employ of the Company, he will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information of the Company.

                  D. LEGAL AND EQUITABLE REMEDIES. Because Executive's services are personal and unique and because Executive may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Section 8 of the Agreement and any of its provisions by injunctions, specific performance or other equitable relief, without bond, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

         9. NOTICES. All notices and other communications hereunder shall be in writing and shall be given or made by hand delivery, or by certified or registered mail, return receipt requested, postage prepaid, or by a reputable overnight courier, as follows, or to such other person or address as shall be hereafter designated by notice given in accordance with this Section:

            A. If to the Company:           High Speed Access Corp.
                                            Attn:  Chairman
                                            10901 West Toller Drive
                                            Littleton, Colorado  80127

            B. If to Executive:             Daniel J. O'Brien
                                            31 Golden Eagle Lane
                                            Littleton, Colorado  80127


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Any notice or other communication hereunder shall be deemed to have been duly given or made if made by hand, when delivered against receipt therefor or when attempted delivery shall be rejected, as the case may be, if made by letter, upon deposit thereof in the mail, postage prepaid, registered or certified, with return receipt requested, and if made by reputable overnight courier, when sent. Notwithstanding the foregoing, any notice or other communication hereunder which is actually received by a party hereto shall be deemed to have been duly given or made to such party.

         10. MISCELLANEOUS.

                  A. ASSIGNMENT. This is a contract for personal services by Executive and may not be assigned by Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  B. WAIVER OF BREACH. Failure or delay by either party to insist upon compliance with any provision hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

                  C. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be changed orally, but only by an amendment in writing signed by the parties hereto. Except for outstanding stock option agreements between the Company and Executive and that certain Restricted Stock Agreement dated November 10, 2000 between the Company and Executive, all prior agreements and understandings concerning Executive's employment by the Company, including, without limitation, that certain Employment Agreement between the Company and Executive dated as of October 1, 1999 (the "1999 Agreement"), that certain Supplemental Executive Compensation Agreement between the Company and Executive, dated as of October 1, 1999, and the Original Agreement are hereby canceled and superseded by this Agreement. To the extent any term or provision of this Agreement conflicts with or is inconsistent with the terms and provisions of any stock option or restricted stock agreement between the Company and Executive, the terms and provisions of this Agreement shall control.

                  D. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

                  E. HEADINGS. The headings contained in this Agreement are for convenience only and shall not be deemed a part of this Agreement in construing or interpreting the provisions hereof.

                  F. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.


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                  G. COUNTERPARTS. This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

                  H. ARBITRATION. Any dispute or controversy arising out of, or relating to, this Agreement or any modification or extension of this Agreement, including any claim for damages, recission, specific performance or other legal or equitable relief, shall be settled by arbitration in the City of Denver, State of Colorado, in accordance with the rules of the American Arbitration Association. The parties shall, within thirty (30) days of the date of demand by either party for arbitration, mutually select one independent, qualified arbitrator. Each party reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization. In the event objection is made, the Association shall resolve any dispute regarding the propriety of an individual arbitrator acting in that capacity. The parties shall each bear one-half of the expenses of the arbitrator. Hearings in the proceeding shall commence within 120 days of the selection of the arbitrator. The determination of the arbitrator when made shall be binding upon all parties bound by the terms of this Agreement. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The foregoing notwithstanding, the Company shall have the right to seek injunctive or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of Sections 7 or 8 of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                                 HIGH SPEED ACCESS CORP.


                                 By:
                                       -------------------------------------
                                 Title:
                                       -------------------------------------

                                                   ("Company")


                                 -------------------------------------------
                                 DANIEL J. O'BRIEN

                                                   ("Executive")




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